Exhibit 99.1

Sphere 3D Reports Second Quarter Fiscal Year 2020 Financial Results

Toronto, Ontario - August 14, 2020 - Sphere 3D Corp. (NASDAQ: ANY) (the "Company" or "Sphere 3D"), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its second quarter ended June 30, 2020.

Second Quarter 2020 Financial Results:

Our results for second quarter 2020 were as follows:

• Revenue for the second quarter of 2020 was $0.9 million, compared to $1.0 million for the second quarter of 2019.

• Gross margin for second quarter of 2020 was 49.6%, compared to 25.4% for the second quarter of 2019.

• Operating expenses for second quarter of 2020 were $2.4 million, compared to $1.8 million for the second quarter of 2019.

• Depreciation and amortization was $0.2 million for the second quarter of 2020, compared to $0.3 million for the second quarter of 2019.

• Net loss from operations for second quarter of 2020 was $1.9 million, or a net loss of $0.41 per share, compared to a net loss from operations of $1.7 million, or a net loss of $0.72 per share, for the second quarter of 2019.

Six Months Ended June 30, 2020 Financial Results:

• Revenue for the first six months of 2020 was $1.9 million, compared to $3.1 million for the first six months of 2019.

• Gross margin for the first six months of 2020 was 47.6%, compared to 30.4% for the first six months of 2019.

• Operating expenses for the first six months of 2020 were $4.0 million, compared to $4.2 million for the first six months of 2019.

• Depreciation and amortization was $0.5 million in both the first six months of 2020 and 2019.

• Net loss from operations for the first six months of 2020 was $3.0 million, or a net loss of $0.70 per share, compared to a net loss from operations of $3.5 million, or a net loss of $1.55 per share, in the first six months of 2019.

Select Events Subsequent to Second Quarter End:

•  On July 14, 2020, the Company entered into a definitive merger agreement (the "Rainmaker Merger Agreement") pursuant to which it will acquire all of the outstanding securities of Rainmaker Worldwide Inc. ("Rainmaker"), a global Water-as-a-Service ("WaaS") provider. Upon closing, the Company's name will change to Rainmaker Worldwide Inc., and its business model will focus on Water-as-a-Service. Rainmaker management will assume leadership of the combined entity. Under the terms of the agreement, Rainmaker, a Nevada company, will merge with S3D Nevada Inc., a Nevada company wholly-owned by the Company, and the merged entity will be a wholly-owned subsidiary of the Company. Rainmaker shareholders will receive 0.33 of a share of the Company for each whole share of Rainmaker exchanged and one-third of a warrant or option for each whole warrant or option then held by such Rainmaker shareholder. Upon completion of the transaction the Company expects to remain listed on the NASDAQ market and will change its name to Rainmaker Worldwide Inc. and apply to change its trading symbol from ANY to RAIN. After completion of the transaction, it is expected that current holders of Rainmaker will own approximately 80% of the Company, on a fully diluted basis, as a result of their exchange of securities in the transaction. The transaction is subject to completion of an equity financing, or series of financings, for a minimum of $15.0 million at a share price to be mutually agreed upon prior to closing and such other customary regulatory and shareholder approvals, including the approval of NASDAQ. Closing is expected to occur in the fall of 2020, but in any event prior to December 31, 2020 and subject to extension to February 28, 2021 in certain circumstances. The intent of the transaction is to transform the Company to a Commercial WaaS provider.

•  On August 3, 2020, shareholders of 101250 Investments Ltd. ("101 Invest"), a company existing under the laws of the Turks & Caicos Islands and a water partner of Rainmaker, entered into a Share Purchase Agreement (the "Purchase Agreement") with the Company. As a result of the Purchase Agreement, 101 Invest will become a wholly-owned subsidiary of the Company. Under the terms of the Purchase Agreement, the Company shall issue 480,000 common shares at $3.25 per share, subject to regulatory and NASDAQ approvals, for a purchase price of $1,560,000. The common shares contain a legend, either statutory or contractual, which will restrict the resale of the common shares for a period of six-months and one day from the closing date. In addition, the Company shall hold back and retain 96,000 of the common shares for a six-month period from the closing date in support of any breaches of representations and warranties by the shareholders of 101 Invest under the Purchase Agreement. 101 Invest has exclusive rights to deliver the Rainmaker water solution to three Turks and Caicos island communities - Plantation Hills, Blue Sky and Village Estates.  The Company completed this transaction to assist in the deployment and expansion of its opportunities in the WaaS segment.

•  Certain transactions which were completed after the reporting period, will increase the Company's equity balance by adding approximately $2.0 million to the equity balance that was reported as of June 30, 2020. These transactions are described in the Company's 10-Q filed today with the United States Securities and Exchange Commission (www.sec.gov) and with Canadian securities regulators (www.sedar.com).

Investor Conference Call:

Sphere 3D will not be hosting a second quarter fiscal year 2020 earnings conference call.

About Sphere 3D:

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports and other filings with the United States Securities and Exchange Commission (www.sec.gov) and with Canadian securities regulators (www.sedar.com).  Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Revenue	$891	$963	$1,901	$3,093
Cost of revenue	449	718	996	2,153
Gross profit	442	245	905	940

Operating expenses:
Sales and marketing	232	491	536	944
Research and development	344	516	683	1,213
General and administrative.	1,832	761	2,816	2,013
	2,408	1,768	4,035	4,170
Loss from operations	(1,966)	(1,523)	(3,130)	(3,230)
Interest expense - related party	(118)	(144)	(118)	(286)
Interest expense	(76)	(12)	(85)	(15)
Other income, net	217	14	287	22
Loss before income taxes	(1,943)	(1,665)	(3,046)	(3,509)
Provision for income taxes	3	-	3	-
Net loss	$(1,946)	$(1,665)	$(3,049)	$(3,509)

Net loss per share:
Basic and diluted	$(0.41)	$(0.72)	$(0.70)	$(1.55)

Shares used in computing net loss per share:
Basic and diluted	4,804,562	2,300,469	4,376,108	2,268,706

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$374	$149
Accounts receivable, net	373	369
Inventories	659	753
Other current assets	2,457	670
Total current assets	3,863	1,941
Investment in affiliate	2,100	2,100
Intangible assets, net	1,772	2,301
Goodwill	1,385	1,385
Other assets	555	679
Total assets	$9,675	$8,406

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$7,209	$6,646
Long-term debt	667	-
Convertible debt	340	-
Other long-term liabilities	376	520
Total shareholders' equity	1,083	1,240
Total liabilities and shareholders' equity	$9,675	$8,406